RESIGNATION LETTER

August 13, 2012

Sanomedics International Holdings Inc. 80 SW 8th Street
Suite 2180
Miami, FL 33180

Gentlemen:

This letter confirms that I hereby resign from the Board of Directors of Sanomedics International Holdings Inc. (the "Corporation"). My resignation is not the result of any disagreement with the Corporation on any matter relating to its operation, policies (including accounting or financial policies) or practices.

Sincerely,

/s/ Craig Sizer
Craig Sizer